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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Antero Resources LLC:

        We consent to the use of our report dated February 11, 2010, with respect to the combined balance sheets of the Antero Resources Entities as of December 31, 2008 and 2007, and the related combined statements of operations, stockholders' equity and comprehensive loss and cash flows, for each of the years in the three-year period ended December 31, 2008, included herein and to the reference to our firm under the heading "Experts" in the Form S-4.

/s/ KPMG LLP

Denver, Colorado
February 11, 2010

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  Exhibit 23.1